Exhibit 99.1

NYSE: MMP
_________________________________________________________________________________________

Date:	February 2, 2023

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com
Magellan Midstream Reports Fourth-Quarter 2022 Financial Results
Guides to 2023 Annual Net Income of $975 Million and Distributable Cash Flow of $1.18 Billion

TULSA, Okla. – Magellan Midstream Partners, L.P. (NYSE: MMP) today reported net income of $187 million for fourth quarter 2022, compared to $244 million for fourth quarter 2021. The 2022 results were negatively impacted by a $58 million non-cash charge for the impairment of our investment in the Double Eagle pipeline joint venture.
Diluted net income per common unit was 91 cents in fourth quarter 2022 and $1.14 in fourth quarter 2021. Diluted net income per unit excluding mark-to-market (MTM) commodity-related pricing adjustments, a non-generally accepted accounting principles (non-GAAP) financial measure, was $1.06 for fourth quarter 2022, or $1.34 excluding the 28-cent negative impact of the Double Eagle impairment. These results exceeded the $1.22 guidance provided by management last fall primarily due to higher-than-expected refined products transportation revenues and improved commodity margin resulting in part from additional blending volumes during the quarter.
Distributable cash flow (DCF), a non-GAAP financial measure that represents the amount of cash generated during the period that is available to pay distributions, was $345 million for fourth quarter 2022, compared to $297 million for fourth quarter 2021. Free cash flow (FCF), a non-GAAP financial measure that represents the amount of cash available for distributions, additional expansion capital opportunities, equity repurchases, debt reduction or other partnership uses, was $324 million during fourth quarter 2022, versus $291 million during fourth quarter 2021.
“Magellan wrapped up the year with another solid quarter, supported by record refined products transportation volumes and financial results that exceeded our expectations. During 2022, we delivered over $1.3 billion of value to our investors via opportunistic equity repurchases and Magellan’s attractive cash distribution, marking 21 years of continuous annual distribution growth,” said Aaron Milford, chief executive officer.
“More than ever, world events during 2022 reinforced the criticality of the energy industry and the essential fuels our nation relies on every day,” Milford continued. “Magellan remains committed to running our business responsibly, with a continued focus on safe and reliable operations, while maintaining our proven financial discipline and balanced capital allocation strategy to maximize long-term investor value.”

An analysis by segment comparing fourth quarter 2022 to fourth quarter 2021 is provided below based on operating margin, a non-GAAP financial measure that reflects operating profit before depreciation, amortization and impairment expense and general and administrative (G&A) expense.
Refined products. Refined products operating margin was $303 million, consistent with the prior-year quarter, as higher financial results from this segment’s core fee-based transportation and terminals activities were offset by unfavorable MTM adjustments on our commodity hedge positions.
Transportation and terminals revenue increased $26 million primarily due to higher average transportation rates and record quarterly transportation volumes. The higher rates were largely driven by our 6% average tariff increase in July 2022. In addition, customers took advantage of the extensive connectivity of our pipeline system to overcome various supply disruptions in the Midcontinent and Texas regions during the current period, resulting in a higher proportion of long-haul shipments.
Operating expenses increased $6 million primarily due to less favorable product overages (which reduce operating expenses) and higher power costs associated with more long-haul movements, partially offset by lower property taxes related to a favorable true-up in the current quarter.
Product margin (a non-GAAP measure defined as product sales revenue less cost of product sales) decreased $23 million primarily due to the recognition of additional unrealized losses on futures contracts in the current period, partially offset by higher realized margins and increased sales volume for our gas liquids blending activities in the fourth quarter of 2022.
Crude oil. Crude oil operating margin was $128 million, an increase of $24 million. Transportation and terminals revenue increased $9 million primarily due to higher average rates on our Longhorn pipeline as well as higher terminal throughput fees and additional dock activity resulting from more customers utilizing a simplified pricing structure for services in the Houston area. Overall volume shipped was higher and overall average rate was lower due to increased shipments on our Houston distribution system, which move at a lower average tariff, in part due to a new pipeline connection in 2022.
Operating expenses decreased slightly, mainly due to lower integrity spending related to the timing of maintenance work.
Earnings of non-controlled entities increased $6 million due to higher deficiency revenue recognized for both the BridgeTex and Double Eagle pipelines in the fourth quarter of 2022. Product margin was $6 million favorable due to additional crude oil marketing activities.
Other items. Depreciation, amortization and impairment expense increased $59 million primarily due to an impairment of our investment in the Double Eagle pipeline joint venture, as a result of the non-renewal on existing terms of customer commitments that expire later this year and reduced demand for transportation of condensate from the Eagle Ford basin. G&A expense increased $5 million primarily due to higher incentive compensation costs resulting from improved financial results.
Net interest expense was relatively flat between periods. As of Dec. 31, 2022, Magellan’s debt balance was $5.0 billion, including $32 million outstanding under our commercial paper program.
Other expense increased $6 million due to higher pension settlement expenses, and income from discontinued operations declined $10 million following the sale of our independent terminals during the second quarter of 2022.

Annual results
For the year ended Dec. 31, 2022, net income was $1,036 million, compared to $982 million in 2021, with both operating segments generating higher financial results between periods. Our refined products segment benefited from tariff increases and record annual transportation volumes as a result of additional contributions from our Texas pipeline expansion projects and continued demand recovery from pandemic levels. Our crude oil segment profits increased mainly due to additional crude oil marketing activities in 2022. We also benefited from a gain on the sale of our independent terminals network in 2022, partially offset by higher impairments during the current year.
Full-year diluted net income per common unit was $4.95 in 2022 and $4.47 in 2021. Annual DCF was $1,128 million in 2022, or 1.3 times the amount needed to pay distributions related to 2022, compared to $1,118 million in 2021. Annual FCF was $1,486 million during 2022 versus $1,316 million during 2021.

Capital allocation
Magellan remains focused on delivering long-term value for our investors through a disciplined combination of capital investments, cash distributions and equity repurchases.
During 2022, Magellan spent $83 million on expansion capital, with current plans to spend approximately $110 million in 2023 and $40 million in 2024 to complete projects already committed. The incremental 5,000-barrel per day (bpd) expansion of our refined products pipeline from Kansas to Colorado is nearing completion and projected to be in service during March. Further, Magellan continues to make progress on the 30,000-bpd expansion of our refined products pipeline to El Paso, Texas, with right-of-way acquisition underway currently and an early 2024 start-up still expected.
Management continues to assess additional capital investments to create future value for investors, while maintaining Magellan’s long-standing commitment to capital discipline.
For the year, Magellan declared cash distributions of $4.17 per unit for 2022 compared to $4.13 for 2021, representing 21 years of uninterrupted annual distribution growth since our initial public offering in 2001. Recognizing that investors value steady increases to the cash distribution, management currently targets annual distribution growth of 1% for 2023, consistent with the increase provided over the last two years.
During fourth quarter 2022, we repurchased 1.9 million of our common units for $95 million, resulting in nearly 9.6 million units repurchased during 2022 for $472 million. Magellan has repurchased 26 million units for $1.27 billion under our $1.5 billion equity repurchase program over the last three years, representing an 11% reduction in units outstanding. The timing, price and quantity of potential future equity repurchases will depend on a number of factors including expected expansion capital spending, excess cash available, balance sheet metrics, legal and regulatory requirements, market conditions and the trading price of our common units.

Financial guidance for 2023
Magellan currently expects to generate annual DCF of $1.18 billion for 2023, resulting in 1.38 times the amount needed to pay cash distributions for the year, assuming 1% annual distribution growth on the current 203.3 million units outstanding. FCF is projected to be $1.07 billion for full-year 2023, or $216 million after distributions.

Guidance assumes that refined products demand remains steady, with 2023 refined products shipments expected to be approximately 1% higher than the record annual volume moved in 2022. In addition, refined products tariffs are expected to increase by an all-in average of about 8% on July 1.
Crude oil transportation volume on our wholly-owned pipelines is expected to increase over 2022 results primarily related to the full-year impact of higher shipments on our Houston distribution system from a recent pipeline connection. Similar to 2022, we expect some of the customers of our joint venture pipelines to continue shipping below their commitment levels and making deficiency payments in 2023.
Magellan expects higher contributions from our commodity-related activities primarily due to higher realized margins on our gas liquids blending activities, with nearly 70% of expected blending activity hedged for 2023.
Storage revenues are expected to be lower as a result of the ongoing backwardated market conditions, and overall cash expenses are expected to be slightly higher in 2023 compared to 2022. Further, the $20 million contribution we received from the independent terminals during 2022 will not repeat following the June 2022 sale of those assets.
Commodity prices continue to be volatile in response to global events, and our current DCF guidance assumes an average crude oil price of $80 per barrel for 2023, consistent with recent futures pricing. We currently estimate that each $10 change in the price of crude oil will impact Magellan’s 2023 financial results by approximately $35 million, primarily related to our unhedged gas liquids blending activities and the value of our pipeline tender deductions and product overages.
Based on the current number of units outstanding, annual net income per unit is estimated to be $4.80 for 2023, with first-quarter guidance of $1.20 per unit. Guidance excludes future MTM adjustments on our commodity-related activities.
Magellan does not intend to provide specific financial guidance beyond 2023 at this time but currently expects modest growth in DCF over the next few years, with potential upside if commodity prices remain similar to current levels. Our 2023 DCF guidance of $1.18 billion would represent an increase of 13% over our DCF of $1.044 billion in 2020, the year we initiated unit repurchases. Assuming no additional repurchases in 2023, DCF per unit for 2023 based on our guidance would equate to approximately $5.80 per unit, an increase of 25% over 2020. Given management’s current expectation that FCF after distributions will generally be used to repurchase units (subject to the considerations noted in “Capital allocation” above), DCF per unit is expected to continue increasing at a higher rate than DCF.
Management continues to target annual distribution coverage of at least 1.2 times for the foreseeable future and expects the large majority of Magellan’s operating margin to be generated by fee-based transportation and terminals services, with direct commodity-related activities contributing less than 15% of total operating margin.

Earnings call details
Management will discuss fourth-quarter 2022 financial results and annual guidance for 2023 during a conference call at 1:30 p.m. Eastern today. Participants are encouraged to listen to the call via Magellan’s website at www.magellanlp.com/investors/webcasts.aspx. In addition, a limited number of phone lines will be available at (800) 951-1214, conference code 22024853.

A replay of the audio webcast will be available for at least 30 days at www.magellanlp.com.

Non-GAAP financial measures
We believe that investors benefit from having access to the same financial measures utilized by our management. As a result, this news release and supporting schedules include the non-GAAP financial measures of operating margin, product margin, adjusted EBITDA, DCF, FCF and net income per unit excluding MTM commodity-related pricing adjustments and the Double Eagle impairment, which are important performance measures used by Magellan.
Operating margin reflects operating profit before depreciation, amortization and impairment expense and G&A expense. This measure forms the basis of our internal financial reporting and is used by management to evaluate the economic performance of our operations.
Product margin, which is calculated as product sales revenue less cost of product sales, is used by management to evaluate the profitability of our commodity-related activities.
Adjusted EBITDA is an important measure utilized by management and the investment community to assess the financial results of a company.
DCF is important in determining the amount of cash generated from our operations, after maintenance capital spending, that is available for distribution to our unitholders. Management uses this performance measure as a basis for recommending to our board of directors the amount of cash distributions to be paid to our investors and for determining the payout for performance-based awards issued under our equity-based incentive plan.
FCF is a financial metric used by many investors and others in the financial community to measure the amount of cash generated by a company after considering all investing activities, including both maintenance and expansion capital spending, as well as proceeds from divestitures. Management believes FCF is important to the financial community as it reflects the amount of cash available for distributions, additional expansion capital opportunities, equity repurchases, debt reduction or other partnership uses.
Reconciliations of operating margin to operating profit, adjusted EBITDA, DCF and FCF to net income and FCF to net cash provided by operating activities accompany this news release.
We use exchange-traded futures contracts to hedge against price changes of petroleum products associated with our commodity-related activities. Most of these futures contracts are not designated as hedges for accounting purposes. However, because these futures contracts are generally effective at hedging price changes, management believes our profitability should be evaluated excluding the unrealized gains and losses associated with petroleum products that will be sold in future periods. Further, because the financial guidance provided by management excludes future MTM commodity-related pricing adjustments, a reconciliation of actual results to those excluding these adjustments is provided for comparability to previous financial guidance.
Since the non-GAAP measures presented in this news release include adjustments specific to us, they may not be comparable to similarly-titled measures of other companies.

About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes refined petroleum products and crude oil. Magellan owns the longest refined petroleum products pipeline system in the country, with access to nearly 50% of the nation’s refining capacity, and can store more than 100 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.
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Forward-Looking Statement Disclaimer
Except for statements of historical fact, this news release constitutes forward-looking statements as defined by federal law. Forward-looking statements can be identified by words and phrases such as: every, remains, continue, maintain, long-term, plans, committed, expected, projected, future, targets, potential, assuming, ongoing, guidance, estimate, intend, would, will, foreseeable, contributing, believes, should and similar references to future periods. Although management believes such statements are based on reasonable assumptions, such statements necessarily involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different. Among the key risk factors that may have a direct impact on Magellan’s results of operations and financial condition are: impacts from inflation; changes in supply, price or demand for refined petroleum products, crude oil and natural gas liquids, or for transportation, storage, blending or processing of those commodities through our facilities; changes in laws applicable to us; changes in government incentives or initiatives that negatively impact us or positively impact competitive alternatives; changes in our tariff rates or other terms as required by state or federal regulatory authorities; reductions of hydrocarbon production or cutbacks at refineries or at other businesses that use or supply our services; changes in the throughput or interruption in service on pipelines or other facilities owned and operated by third parties and connected to our terminals, pipelines or other facilities; the occurrence of operational hazards or unforeseen interruptions; the treatment of us as a corporation for federal or state income tax purposes or us becoming subject to significant forms of other taxation; changes in our capital needs, cash flows or availability of cash to fund unit repurchases or distributions; and failure of customers or vendors to meet or continue contractual obligations to us. Additional factors that could lead to material changes in performance are described in Magellan's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2021 and subsequent reports on Forms 8-K and 10-Q. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, especially under the headings “Risk Factors” and “Forward-Looking Statements.” Forward-looking statements made by Magellan in this news release are based only on information currently known, and we undertake no obligation to revise our forward-looking statements to reflect future events or circumstances.

MAGELLAN MIDSTREAM PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per unit amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2022	2021	2022
Transportation and terminals revenue	$466.6	$501.1	$1,798.9	$1,875.8
Product sales revenue	337.4	354.4	913.0	1,302.4
Affiliate management fee revenue	5.3	5.5	21.2	22.2
Total revenue	809.3	861.0	2,733.1	3,200.4
Costs and expenses:
Operating	146.8	149.6	569.7	592.1
Cost of product sales	291.4	325.1	780.0	1,119.4
Depreciation, amortization and impairment	59.5	118.4	227.9	292.8
General and administrative	57.7	63.0	206.3	240.7
Total costs and expenses	555.4	656.1	1,783.9	2,245.0
Other operating income (expense)	(1.3)	3.1	2.8	5.3
Earnings of non-controlled entities	38.3	43.7	154.4	147.4
Operating profit	290.9	251.7	1,106.4	1,108.1
Interest expense	57.1	57.4	228.1	229.8
Interest capitalized	(0.5)	(0.6)	(1.7)	(1.8)
Interest income	(0.1)	(0.6)	(0.5)	(1.2)
Gain on disposition of assets	(2.1)	(0.6)	(75.0)	(0.9)
Other (income) expense	2.8	8.4	20.9	20.3
Income from continuing operations before provision for income taxes	233.7	187.7	934.6	861.9
Provision for income taxes	0.3	0.7	2.3	2.7
Income from continuing operations	233.4	187.0	932.3	859.2
Income from discontinued operations (including gain on disposition of assets of $164.0 million in 2022)	10.3	—	49.7	177.2
Net income	$243.7	$187.0	$982.0	$1,036.4

Earnings per common unit
Basic:
Continuing operations	$1.09	$0.91	$4.24	$4.10
Discontinued operations	0.05	—	0.23	0.85
Net income per common unit	$1.14	$0.91	$4.47	$4.95
Weighted average number of common units outstanding	213.5	205.6	219.6	209.4

Diluted:
Continuing operations	$1.09	$0.91	$4.24	$4.10
Discontinued operations	0.05	—	0.23	0.85
Net income per common unit	$1.14	$0.91	$4.47	$4.95
Weighted average number of common units outstanding	214.1	206.1	219.8	209.6

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING STATISTICS

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2022	2021	2022
Refined products:
Transportation revenue per barrel shipped	$1.767	$1.877	$1.715	$1.781
Volume shipped (million barrels):
Gasoline	79.7	80.7	303.8	319.9
Distillates	53.2	54.7	205.6	206.1
Aviation fuel	8.8	9.1	30.5	33.3
Liquefied petroleum gases	0.3	—	0.9	0.6
Total volume shipped	142.0	144.5	540.8	559.9

Crude oil:
Magellan 100%-owned assets:
Transportation revenue per barrel shipped(1)	$0.854	$0.617	$0.815	$0.643
Volume shipped (million barrels)(1)	44.3	65.2	189.6	229.8
Terminal average utilization (million barrels per month)	24.3	24.3	24.9	24.2
Select joint venture pipelines:
BridgeTex - volume shipped (million barrels)(2)	27.5	24.7	112.1	92.7
Saddlehorn - volume shipped (million barrels)(2)	21.6	21.0	77.6	80.9

(1) Includes shipments related to our crude oil marketing activities.
(2) These volumes reflect the total shipments for these joint venture pipelines, which are owned 30% by us.

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT
(Unaudited, in millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2022	2021	2022
Refined products:
Transportation and terminals revenue	$353.6	$379.4	$1,338.5	$1,408.2
Affiliate management fee revenue	1.6	1.6	6.4	6.6
Other operating income (expense)	0.6	3.6	6.9	7.9
Earnings (losses) of non-controlled entities	8.9	8.7	34.4	23.7
Less: Operating expense	102.5	108.7	416.7	431.5
Transportation and terminals margin	262.2	284.6	969.5	1,014.9
Product sales revenue	276.3	322.2	763.9	1,173.1
Less: Cost of product sales	235.8	304.3	630.1	1,020.2
Product margin	40.5	17.9	133.8	152.9
Operating margin	$302.7	$302.5	$1,103.3	$1,167.8

Crude oil:
Transportation and terminals revenue	$114.4	$123.8	$466.2	$473.7
Affiliate management fee revenue	3.7	3.9	14.8	15.6
Other operating income (expense)	(1.9)	(0.5)	(4.1)	(2.6)
Earnings of non-controlled entities	29.4	35.0	120.0	123.7
Less: Operating expense	47.3	45.4	165.4	173.6
Transportation and terminals margin	98.3	116.8	431.5	436.8
Product sales revenue	61.1	32.2	149.1	129.3
Less: Cost of product sales	55.6	20.8	149.9	99.2
Product margin	5.5	11.4	(0.8)	30.1
Operating margin	$103.8	$128.2	$430.7	$466.9

Segment operating margin	$406.5	$430.7	$1,534.0	$1,634.7
Add: Allocated corporate depreciation costs	1.6	2.4	6.6	6.9
Total operating margin	408.1	433.1	1,540.6	1,641.6
Less:
Depreciation, amortization and impairment expense	59.5	118.4	227.9	292.8
General and administrative expense	57.7	63.0	206.3	240.7
Total operating profit	$290.9	$251.7	$1,106.4	$1,108.1

Note: Amounts may not sum to figures shown on the consolidated statements of income due to intersegment eliminations and allocated corporate depreciation costs.

MAGELLAN MIDSTREAM PARTNERS, L.P.
RECONCILIATION OF NET INCOME AND NET INCOME PER COMMON UNIT
EXCLUDING COMMODITY-RELATED ADJUSTMENTS TO GAAP MEASURES
(Unaudited, in millions except per unit amounts)

	Three Months Ended
	December 31, 2022
	Net Income	Basic Net Income Per Common Unit	Diluted Net Income Per Common Unit
As reported	$187.0	$0.91	$0.91
Commodity-related adjustments associated with future transactions(1)	30.8
Excluding commodity-related adjustments	$217.8	$1.06	$1.06

Weighted average number of common units outstanding		205.6	206.1

(1) Includes our net share of commodity-related adjustments for our non-controlled entities. Please see Distributable Cash Flow and Free Cash Flow Reconciliation to Net Income for further descriptions of commodity-related adjustments.

MAGELLAN MIDSTREAM PARTNERS, L.P.
DISTRIBUTABLE CASH FLOW AND FREE CASH FLOW
RECONCILIATION TO NET INCOME
(Unaudited, in millions)

	Three Months Ended		Year Ended
	December 31,		December 31,		2023 Guidance
	2021	2022	2021	2022

Net income	$243.7	$187.0	$982.0	$1,036.4	$975.0
Interest expense, net	56.5	56.2	225.9	226.8	228.0
Depreciation, amortization and impairment(1)	59.5	118.4	233.9	292.8	249.0
Equity-based incentive compensation(2)	6.1	9.7	15.6	29.6	12.0
Gain on disposition of assets(3)	(2.1)	(0.6)	(70.6)	(158.6)	—
Commodity-related adjustments:
Derivative (gains) losses recognized in the period associated with future transactions(4)	15.5	36.7	27.7	18.6
Derivative gains (losses) recognized in previous periods associated with transactions completed in the period(4)	(13.4)	11.0	(36.8)	(30.2)
Inventory valuation adjustments(5)	(0.3)	(10.5)	2.1	(9.0)
Total commodity-related adjustments	1.8	37.2	(7.0)	(20.6)	(9.0)
Distributions from operations of non-controlled entities in excess of earnings	14.4	9.0	38.9	27.3	39.0
Adjusted EBITDA	379.9	416.9	1,418.7	1,433.7	1,494.0
Interest expense, net, excluding debt issuance cost amortization	(55.7)	(55.3)	(222.8)	(223.6)	(224.0)
Maintenance capital(6)	(27.4)	(16.9)	(77.6)	(81.9)	(90.0)
Distributable cash flow	$296.8	$344.7	$1,118.3	$1,128.2	$1,180.0
Expansion capital(7)	(5.4)	(20.3)	(73.0)	(83.0)	(110.0)
Proceeds from disposition of assets(3)	—	(0.6)	270.7	440.3	—
Free cash flow	$291.4	$323.8	$1,316.0	$1,485.5	$1,070.0
Distributions paid	(221.4)	(214.7)	(906.4)	(870.0)	(854.0)
Free cash flow after distributions	$70.0	$109.1	$409.6	$615.5	$216.0

(1)    Depreciation, amortization and impairment expense is excluded from DCF to the extent it represents a non-cash expense.
(2)    Because we intend to satisfy vesting of unit awards under our equity-based long-term incentive compensation plan with the issuance of common units, expenses related to this plan generally are deemed non-cash and excluded for DCF purposes. The amounts above have been reduced by cash payments associated with the plan, which are primarily related to tax withholdings.
(3)    Gains on disposition of assets are excluded from DCF to the extent they are not related to our ongoing operations, while proceeds from disposition of assets exclude the related gains to the extent they are already included in our calculation of DCF.
(4)    Certain derivatives have not been designated as hedges for accounting purposes and the mark-to-market changes of these derivatives are recognized currently in net income. We exclude the net impact of these derivatives from our determination of DCF until the transactions are settled and, where applicable, the related products are sold.
(5)    We adjust DCF for lower of average cost or net realizable value adjustments related to inventory and firm purchase commitments as well as market valuation of short positions recognized each period as these are non-cash items. In subsequent periods when we sell or purchase the related products, we recognize these valuation adjustments in DCF.
(6)    Maintenance capital expenditures maintain our existing assets and do not generate incremental DCF (i.e. incremental returns to our unitholders). For this reason, we deduct maintenance capital expenditures to determine DCF.
(7) Includes additions to property, plant and equipment (excluding maintenance capital and capital-related changes in accounts payable and other current liabilities), acquisitions and investments in non-controlled entities, net of distributions from returns of investments in non-controlled entities and deposits from undivided joint interest third parties.

MAGELLAN MIDSTREAM PARTNERS, L.P.
FREE CASH FLOW RECONCILIATION TO NET CASH PROVIDED
BY OPERATING ACTIVITIES
(Unaudited, in millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2022	2021	2022
Net cash provided by operating activities	$317.1	$352.5	$1,196.2	$1,141.3
Changes in operating assets and liabilities	9.1	(20.0)	9.7	113.0
Net cash provided (used) by investing activities	(42.0)	(45.7)	118.1	274.4
Payments associated with settlement of equity-based incentive compensation	—	—	(6.2)	(8.9)
Settlement cost, amortization of prior service credit and actuarial loss	(1.2)	(9.0)	(8.4)	(13.9)
Changes in accrued capital items	11.9	7.9	7.8	7.3
Commodity-related adjustments(1)	1.8	37.2	(7.0)	(20.6)
Other	(5.3)	0.9	5.8	(7.1)
Free cash flow	$291.4	$323.8	$1,316.0	$1,485.5
Distributions paid	(221.4)	(214.7)	(906.4)	(870.0)
Free cash flow after distributions	$70.0	$109.1	$409.6	$615.5

(1) Please refer to the preceding table for a description of these commodity-related adjustments.